UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 15, 2005

Commission File Number:	1-5273-1

Sterling Bancorp

(Exact name of Registrant as specified in its charter)

New York	13-2565216

(State of other jurisdiction of incorporation)	(IRS Employer Identification No.)

650 Fifth Avenue, New York, New York	10019-6108

(Address of principal executive offices)	(Zip Code)
(212) 757- 3300

(Registrant’s telephone number, including area code)
N/A

(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c)

TABLE OF CONTENTS

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
SIGNATURE

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On December 15, 2005, the Compensation Committee of the Board of Directors approved the accelerated vesting and exercisability of all unvested and unexercisable stock options to purchase common shares of the Company held by directors or officers on December 19, 2005. As a result, options to purchase 223,913 common shares, which would otherwise have vested and become exercisable from time to time over the next four years, will become fully vested and immediately exercisable as of December 19, 2005. The number of shares and exercise prices of the options subject to acceleration are unchanged. The accelerated options have exercise prices between $15.82 and $26.94 per share, with a total weighted average exercise price per share of $22.70. The accelerated options include 146,213 options held by directors and executive officers and 77,700 options held by other officers.
In order to limit unintended personal benefits to officers and directors, the Compensation Committee imposed transfer restrictions on any shares received by an optionee upon exercise of an accelerated option before the earliest date on which, without giving effect to such acceleration, such option would nonetheless have been vested and exercisable in respect of such shares (assuming the optionee remained an employee or member of the Board of Directors, as applicable). Such transfer restrictions will expire on the earlier of such earliest date or the date of the optionee’s death.
The Company estimates that accelerating the vesting and exercisability of these options will eliminate approximately $0.7 million of non-cash compensation expense that would otherwise have been recorded in the Company’s income statements for future periods upon its adoption as of January 1, 2006, of FASB Statement of Financial Accounting Standards No. 123R, Share-Based Payment. Since the Company currently accounts for its stock options in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, it will report, for disclosure purposes only, compensation expense related to the affected options in the notes to its 2005 financial statements.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE:	December 16, 2005

BY:	/s/ JOHN W. TIETJEN

JOHN W. TIETJEN
Executive Vice President and Chief Financial Officer